Exhibit 10.53

EMPLOYMENT AGREEMENT

BETWEEN :	BIOAMBER, INC., a corporation duly incorporated in Delaware, having its corporate office located at 1250 Rene Levesque Blvd West, Suite 4110, Montreal, Quebec, H3B 4W8, represented for the purposes hereof by Jean-Francois Huc, its President and CEO, duly authorized as he so declares;

Hereinafter referred to as “the Company”.

AND:	MS. BABETTE PETTERSEN , residing and domiciled at ***

Hereinafter referred to as “the Employee”,

Hereinafter jointly referred to as “the Parties”.

It has been agreed and accepted as follows:

Article 1

The Company engages the Employee in virtue of an employment agreement in the capacity of Vice President Marketing & Sales.

The Employee shall serve as Vice President Marketing & Sales of the Company, and perform the functions and duties attached to such position in all of the Company’s sectors of activity, as well as the tasks and duties that the CEO and Board of Directors of the Company may delegate to her from time to time, which are not inconsistent with the Employee’s position as the senior commercial manager of the Company, it being understood that the Employee does not have the authority to bind the Company.

Provided that her function remains of a similar nature, the Employee acknowledges and agrees that such function is not an essential term of this employment agreement. Therefore, according to the objective operational needs of the Company the Employee may be entrusted with the execution of any other function compatible with her professional abilities.

The Employee will report to the CEO of the Company. The Employee acknowledges and agrees that the Company’s organization and person to whom she is required to report do not constitute essential terms of this employment agreement. Therefore, the Employee may not object to any modification in this organization or of this person.

The Employee shall be based in Brussels, but will travel as needed, and will consider within a reasonable framework relocating in the future, if it is important for the Company and achievable from a work permitting perspective, at no cost to the Employee, it being specified that the Company will not have a business place in Belgium nor will operate any commercial activities in Belgium other than employing the Employee who has her primary residence in Belgium.

Such reassignments and modifications shall never result in any reduction in the remuneration as provided for in article 4 of this employment agreement nor shall constitute a unilateral breach of this employment agreement on the account of the Company.

Article 2

This employment agreement commences on at the latest April 1st, 2011, pending the closing of the round of financing of the Company expected to be completed in the coming months, and is concluded for an indefinite duration.

Article 3

Cash Remuneration

Upon the entry into force of this Agreement, the Employee shall be entitled to receive a sign-on bonus for an amount to be agreed to between the Employee and the Company.

The annual gross base remuneration is fixed at € 210,000, less social security contributions and withholding tax prepayments being contributed by the employee according to Belgium laws (excluding the social security contributions being contributed by the employer according to Belgium laws), as well as any contributions resulting from the application of this employment agreement or from other applicable legal stipulations, payable in accordance with the Company’s remuneration policy.

The Employee agrees that the remuneration will be paid every month by deposit on the Employee’s bank account having the number 310-0417080-66 (ING Bank).

The annual gross base remuneration will be reviewed and adjusted at the end of each fiscal year end, such salary adjustment being at the discretion of the Board of Directors of the Company.

The Company also undertakes to pay to the Employee, in the first quarter of each fiscal year, a cash bonus equal to up to 35 % of the gross base remuneration, based on the Employee’s and the Company’s performance during the previous fiscal year, such performance evaluation and bonus being based on targets determined at the discretion of the Board of Directors of the Company to be determined at the latest on January 1st of the previous fiscal year, it being understood that no detailed targets will be determined in advance for the year 2011. In order to be entitled to the bonus as mentioned in this article, the Employee needs to be on the payroll of the Company at the end of the period to which the bonus is relating to and at the moment of the effective allocation of it. In case of a prior termination of this employment agreement, for whatever reason, the Employee shall not be entitled to a pro rate part of the bonus.

Stock Options

As additional consideration for the Employee’s services pursuant to this agreement, the Company shall grant the Employee, in the first quarter of each fiscal year, stock options to purchase shares in the Company based on the Employee’s and the Company’s performance during the previous fiscal year, such grant of stock options and their related terms and conditions being at the discretion of the Board of Directors of the Company. All grants of stock options shall be in accordance with the Company’s stock option plan.

The Company confirms to the Employee that she will be granted, as of January 12th, 2011 2,000 options pursuant to the Company’s stock option plan, giving her the right to acquire 2,000 shares of Common Stock of the Company at a price of US$201 per share for a maximum period of ten years starting on January 12th, 2011, the whole according to the terms and conditions of the company’s stock option plan; these options are vesting as follows: twenty-five percent (25%) vesting on December 1st, 2011, and the remaining seventy-five (75%) vesting on a monthly basis over the following three years.

Undertakings in the event of a Transaction or an IPO

In the event of a Transaction or an IPO (as hereinafter defined) by the Company, the Employee undertakes, if so requested by the Company:

(i)	to remain in the employment of the Company or the entity resulting from the Transaction or IPO, for at least one (1) year following the closing of such Transaction or IPO, upon terms and conditions at least as advantageous to her as set out in this Agreement; or

(ii)	notwithstanding any other provision of this Agreement, to execute a one (1) year undertaking not to compete in any way, whether directly or indirectly, with the Company and/or the entity having acquired the assets of the Company pursuant to the Transaction or the IPO, as the case may be, following the termination of the employment of the Employee. During such one (1) year period, the Company will pay the Employee a single compensatory lump-sum indemnity, unless the Company has waived the applicability of the non-competition clause within 15 days after the termination of the employment of the Employee. The amount of this indemnity shall be equal to half the gross remuneration of the Employee corresponding to the duration of this clause.

In the event of a Transaction or IPO, during the term of the Agreement, the Company undertakes to deploy commercially reasonable efforts to cause the Employee to participate, in a manner consistent with the Employee’s Vice President Marketing & Sales position, in the stock option plan and senior management benefits plan in force leading up to and following such Transaction or IPO.

For the purposes of this Agreement:

(i)	“Transaction” means (a) the sale or merger of all or substantially all of the assets of the Company, or (b) the sale, assignment, transfer or issuance of shares of the Company such that one shareholder of the Company holds either (i) 50% plus one shares of the issued shares of the Company or (ii) the right to designate a majority of the directors to the Board of the Company;

(ii)	“IPO” means a business combination pursuant to which all or substantially all of the assets of the Company become the property of an entity, the shares of which entity or its parent are or, in the context of a Transaction, become publicly traded.

Article 4

Any fringe benefits which the Company might grant can in no case be considered as a vested right for the Employee. They shall not form part of her remuneration, but shall always retain their gratuitous character and be revocable at any time.

As fringe benefits, the Company shall grant the following benefits at its sole discretion:

(i)	The Company agrees to contribute (i) to a pension plan to the benefit of the Employee for an amount of approximately twenty thousand (20,000) euros per year, and (ii) to a hospitalization insurance to the benefit of the Employee for an amount of approximately three hundred (300) euros per year;

(ii)	The Company puts at the disposal of the Employee a company car under the conditions of and in accordance with the car policy as in force within the Company and that might be amended from time to time. The Employee may use this car for private purposes. The Company shall bear all the costs relating to the professional and private use of this car, up to a monthly amount of one thousand four hundred (1,400) euros. For tax purposes, the parties agree that the private use of the car represents a benefit in kind;

(iii)	The Employee shall be entitled to an annual reimbursement of up to three thousand (3,000) Euros for tax advice;

(iv)	The Company puts at the disposal of the Employee a personal computer and a Blackberry phone and the Company will assume all costs related to the use of such Blackberry phone by the Employee.

Article 5

All reasonable business expenses, wholly, exclusively and necessarily incurred by the Employee in the performance of this employment agreement, subject to prior approval of the Company and the submission of appropriate supporting documentation, shall be borne by the Company and reimbursed to the Employee.

Article 6

The Employee shall work a minimum of 38 hours per week. Being vested with management functions and a position of trust, the Employee shall however perform any additional duties in line with her responsibilities. The Employee acknowledges and agrees that such additional duties are adequately remunerated and compensated by the remuneration as provided in article 4 of this employment agreement. Therefore, no additional proportional remuneration, no overtime pay and no compensatory rest shall be due in respect of such additional duties.

The Employee agrees to devote her full and exclusive time and all her efforts to the interests of the Company, and neither to accept any other employment nor to carry on any professional activity external to the Company, whether similar or not, during this employment agreement or its periods of suspension, without the prior written consent of the Company.

Speeches and publications related to the Employee’s activities within the Company and the activities of the Company shall also require the prior written approval of the Company.

Article 7

In the event of absence, the Employee shall immediately inform the Company. If this absence is due to work incapacity, the Employee shall send to the Company, before the end of the second working day following the beginning of her incapacity and whatever the duration of such incapacity, a medical certificate indicating the probable duration of the work incapacity. The Company reserves the right to have the Employee counter-examined by a physician appointed by the Company.

If not confirmed by a medical certificate, any absence can be considered by the Company as an unjustified absence.

Article 8

The Employee is entitled to statutory annual holiday in compliance with the legal provisions applicable to the Employee. The dates of annual holiday are fixed in agreement with the Company, so that the activities of the Company will not be compromised.

The Employee is also entitled to 30 days per year of non-statutory holiday. If these haven’t been used before the end of the holiday-year, they can not be transferred to the next year and they will not give rise to any compensation whatsoever.

Article 9

During the course of this employment agreement as well as after its termination, the Employee undertakes to retain from engaging or cooperating in any act of unfair competition.

The Employee shall not use and shall not disclose to anyone, except as may be required by the law, during this employment agreement or after its termination, any confidential information of which she may become aware during the course of her employment.

Such information includes but is not limited to:

•

all drawings, formulae, specifications, books, software, instruction manuals, daily reports, minutes of meetings, journals and accounts, business and trade secrets, oral or written work instructions, concerning the business, methods, processes, techniques or equipment of the Company, its parent company, subsidiaries or branch offices;

•	the identity of the clients of the Company, its parent company, subsidiaries, or branch offices and any other information relating to such clients;

•

the proceedings and information related to the Company (including the charged prices, discounts granted to clients or obtained from suppliers, product development, marketing and advertising programs, costs, budgets, turnover, objectives and any other financial information);

•	the lists of clients and the data of suppliers and/or clients of the Company and the contact persons at those suppliers and/or clients;

•	the contract conditions and the details of the contracts between the Company and suppliers and clients.

Article 10

For a period of 2 years, following the termination of this employment agreement, the Employee shall refrain from:

•

inducing or attempting to induce, directly or indirectly, any staff or independent sub-contractor of the Company or of its affiliates, to end their relationship with the Company or with any of its affiliates;

•

inducing or attempting to induce, directly or indirectly, any purchaser, client, agent, franchiser or any other contract party, to end their relationship with the Company or with any of its affiliates or to change the conditions of this relationship in a way that is disadvantageous to the Company or to any of its affiliates.

This non-solicitation clause will only apply on those parties which, at the termination of this employment agreement, are bound to the Company or to its affiliates during 1 year preceding the termination date.

Article 11

The notice period to be complied with by the latter shall be at least 3 months if the seniority of the Employee within the Company is less than 5 years. This duration shall be increased by at least 3 months upon commencement of each new 5 year period of seniority within the Company.

In accordance with article 35 of the Law of 3 July 1978 relating to employment agreements, this employment agreement may, immediately and without notice or indemnity, be terminated for serious misconduct.

The Employee shall have the right to terminate this Agreement at any time by giving a three (3) month written notice to this effect to the Company.

In the event that the Company terminates the employment of the Employee for any reason whatsoever (other than resulting from a Cause or a serious misconduct or as a result of the death or disability of the Employee) in the twelve (12) months preceding or following a Transaction or IPO, the Employee shall be entitled to receive a severance payment in lieu of notice of an amount equal to 12 months gross base remuneration (as set out in Article 3).

Article 12

In view of the international activities of the Company, after she has left the Company, during the period and on the territory specified below, the Employee shall be prohibited from exercising similar activities, either by running a personal enterprise or by being hired by a competing employer and having thus the opportunity of causing a prejudice to the Company by using for herself or for the profit of a competitor her knowledge of any practice specific to the Company which she has acquired during her employment either directly or indirectly.

The above-mentioned prohibition shall apply during a period of 12 months as of the termination of this employment agreement, and shall cover the following territory: the world.

The Company will pay the Employee a single compensatory lump-sum indemnity, unless the Company has waived the applicability of the non-competition clause within 15 days after the termination of this employment agreement. The amount of this indemnity shall be equal to half the gross remuneration of the Employee corresponding to the duration of this clause.

In the event the Employee breaches this non-competition clause, she shall repay to the Company the above-mentioned indemnity which the Company has paid. In addition, she shall pay an amount equivalent to this indemnity, without prejudice to any additional proven damages which may be claimed by the Company.

Article 13

The personal data of the Employee will be treated by the relevant responsible person in accordance with the Law of 8 December 1992 relating to data protection (person responsible for the treatment of these data: Mr. Cesar Contla, controller of the Company).

Personal data will be used for the administration and the management of personnel and of the interim employees, salary administration and the planning of work. The Company can, in its capacity as the responsible person, communicate these personal data to the payroll agency and to the allied companies within the framework of adequately managing personnel and planning work.

By this employment agreement, the Company explicitly informs the Employee that she has the right to obtain free of cost and at any time access to the database of her personal data and that she has the right to rectify her personal data. The Employee authorises the Company to consult her personal data within the framework of a merger, an acquisition or a transfer of the concerned activities.

By concluding this employment agreement, the Employee agrees that her personal data can be transferred to the branch offices of the Company, whether or not established in the European Union, for the above-mentioned reasons and in order to centralize and process these data for the proper functioning of the Company.

Article 14

The Law of 10 February 1999 relating to the punishment of corruption prohibits any active or passive, public and private corruption or bribery. Therefore, the Employee may not offer any advantage, either in cash or in kind, to any third parties, in order to obtain business for the Company or its affiliates.

The Employee may not accept, either directly or indirectly, any commission, discount, gratification or benefit of any kind, either in cash or in kind, from any person who’s in a business relationship or could be in a business relationship with the Company or any of its affiliates.

This provision does not apply to normal business gifts as for example New Year gifts or Christmas gifts. If the Employee receives a gift what value exceeds € 75, she shall immediately report this to the Company.

Article 15

The Employee must take care of the documents and objects which she receives from the Company. The Employee shall keep them in a good state of preservation.

At the end of this employment agreement for whatever reason, or upon any earlier request by the Company during this employment agreement, the Employee shall return to the Company all the documents and software relating to the Company, its parent company, subsidiaries or branch offices and their clients, and all copies thereof, as well as all objects belonging to the Company which she has received for the performance of her work.

Article 16

The Employee acknowledges at the moment of the signing of this employment agreement, not being bound by another agreement, which might interfere with the provisions of this employment agreement

The Employee shall observe the work regulations, a copy of which she acknowledges having received.

Article 17

The Employee hereby:

(i)	transfers and assigns to the Company, without any compensation other than the remuneration provided in Section 3 hereof, all property rights she might own on all documents or works done by the Employee, alone or in collaboration, in the framework of the services rendered pursuant to this Agreement (the “Works”), and more particularly, but without limitation, all property rights on any material support of the Works and all intellectual property rights on the Works;

(ii)	renounces to any right, and more particularly, but without limitation, to any intellectual property rights which may arise during the execution of the Works, including any moral rights; and

(iii)	agrees that the Company may dispose of or modify the Works and the rights pertaining to the Works, at its sole discretion, and without any obligation on its part to consult, notify or compensate the Employee.

Article 18

The nullity of one of the clauses of this employment agreement will not entail the nullity of the whole of this employment agreement.

In case of potential nullity of one of the clauses of this employment agreement, the Parties will consult in good faith to minimize the amendments to the clause in order to achieve the intended result by the original clause which is affected by nullity.

Article 19

This employment agreement shall be governed by Belgian law. Any dispute arising in connection with this employment agreement and which cannot be settled on an amicable basis shall be submitted to the Belgian courts of the district where the Company is located.

Executed in 2 original copies, each party acknowledging having received one copy, on February 1st, 2011.

For the Company

(read and approved)

/s/ Jean-François Huc
Jean-François Huc, President and CEO

The Employee

(read and approved)

Read and Approved

/s/ Babette Pettersen
Babette Pettersen